Exhibit 10.6

September 23, 2005

Sarah Cooper
250 W. El Camino Real
Apt. 2410
Sunnyvale, California 94087-1378

Dear Sarah,

We are pleased to extend to you an offer of employment as the Chief Technology Officer of NaturalNano, Inc. (“the company”) effective October 1, 2005. Your annual full time salary will be $110,000 which will be paid on a bi-weekly basis at the rate of $4,230.76 in gross wages every two weeks. You will be entitled to four weeks vacation (20 days) annually, earned on a pro-rata basis of 1.67 days each month. You will be eligible for a review of this compensation package effective January 1, 2006. In addition to your base salary, upon acceptance of this offer you shall receive a signing bonus in the amount of $7,000.00

In addition to the statutory benefits defined by federal and local laws, (FICA, FUTA, applicable State Disability Insurance and Workers Compensation) you will be entitled to the benefits available to other NaturalNano officers and employees. Currently this includes employer paid health and dental insurance coverage. You will also be eligible for an initial grant of 300,000 stock options at grant price of $.10 per share. These shares will vest as follows: 100,000 on the date of grant; 100,000 on March 1, 2006 and the remaining 100,000 on March 1, 2007. Notwithstanding any provision herein to the contrary, any unvested portion of the option shall immediately expire upon termination of employment for any reason. This option grant will be governed pursuant to the “NaturalNano, Inc. 2004 Stock Option Plan.”

Your job responsibilities will include the development of technology applications for the use of naturally occurring nanomaterials in medical and non-medical fields and writing and submitting related patent applications in coordination with the strategic plans of the company. You will report directly to me as the President of the company and as an officer of the company, will be expected to be responsive to the Scientific Advisory Board, the Board of Directors and other members of the management team as necessary.

This agreement is terminable by you or the company upon ninety (90) days’ written notice or by us for cause or upon your death or disability. As a condition of your employment, you will be required to sign our standard non-disclosure agreement regarding confidential proprietary information obtained in the course of your employment. A copy of this agreement is attached to this letter for your reference.

September 23, 2005
Page Two

Please indicate your acceptance by signing below and returning a signed copy to my attention. I look forward to working with you at NaturalNano—WELCOME!!

Regards,

/s/ Michael D. Riedlinger
Michael Riedlinger President NaturalNano, Inc.

Agreed to and accepted    /s/ Sarah Cooper                          Date: 10/12/05